The business integration described in this press release involves securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

December 19, 2016

Press Release

Company: Idemitsu Kosan Co., Ltd.
Representative Director & Chief Executive Officer:
Takashi Tsukioka
(Company Code: 5019, TSE 1st Section)
Contact person:
Koji Tokumitsu, General Manager, Investor Relations Office, Treasury Department
(Tel: +81-3-3213-9307)

Announcement Regarding Completion of Acquisition of Showa Shell Sekiyu K.K. Shares from Royal Dutch Shell

Idemitsu Kosan Co., Ltd. (3-1-1 Marunouchi, Chiyoda-ku, Tokyo: CEO, Representative Director, Takashi Tsukioka) (“we” or “Idemitsu”), as announced in the press release “Announcement Regarding Acquisition of Showa Shell Sekiyu K.K. Shares (33.3% of the voting rights) from Royal Dutch Shell plc” on July 30, 2015, has entered into a Share Purchase Agreement to acquire Showa Shell Sekiyu K.K. (Daiba 2-3-2, Minato-ku, Tokyo: Group CEO, Representative Director, Tsuyoshi Kameoka) (“Showa Shell”) shares from subsidiary companies of Royal Dutch Shell.

We have received a notice from the Japan Fair Trade Commission today, to the effect that the Japan Fair Trade Commission will not issue a cease and desist order, provided that remedial measures proposed by Idemitsu and Showa Shell are taken.

Our board of directors meeting reached a resolution today approving an Amendment Agreement relating to the Share Purchase Agreement entered into by and between us and subsidiary companies of Royal Dutch Shell, and we have completed the acquisition of 117,761,200 shares of Showa Shell (31.3% of the voting rights).
Note: As announced in the press release “Announcement Regarding Acquisition of Showa Shell Sekiyu K.K. Shares (33.3% of the voting rights) from Royal Dutch Shell plc”, we were scheduled to acquire 125,261,200 shares of Showa Shell (33.3% of the voting rights).  However, taking into account the spirit of the tender offer regulations to the fullest extent, we have entered into the Amendment Agreement and amended the number of shares to be purchased as stated above.

1.            Number of Shares to be Purchased and Purchase Price

	Before the Amendment	After the Amendment
Number of Shares to be Purchased	125,261,200 (Total Number of Voting Rights: 1,252,612)	117,761,200 (Total Number of Voting Rights:1,177,612)
Purchase Price	JPY 169,103 million (JPY 1,350 per Share)	JPY 158,978 million (JPY 1,350 per Share)

2.            Future Outlook

We are currently analyzing the impact on our consolidated business results forecasts for the current term.  Should any matter that we are obliged to disclose occur, we will make an official announcement in a prompt and timely manner.  Idemitsu and Showa Shell will continuously communicate with the aim of completing the business integration that would enhance the competitiveness of both companies.

Note: The above information includes “forward-looking statements” that reflect the plans and expectations of Idemitsu and Showa Shell in relation to, and the benefits resulting from, their business integration described above. To the extent that these statements do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of Idemitsu and Showa Shell in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Idemitsu and Showa Shell undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by Idemitsu or Showa Shell in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.

End